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                                PRESS RELEASE


FOR IMMEDIATE RELEASE                           SUFFOLK BANCORP LOGO

Contact:  Douglas Ian Shaw                      6 West Second Street
          Corporate Secretary                   Riverhead, NY 11901
          (516) 727-5667                        (516) 727-5667 (Voice)
                                                (516) 727-3214 (FAX)
                                                suffolkbancorp@scnb.com


               SUFFOLK BANCORP ELECTS THOMAS S. KOHLMANN PRESIDENT
                     & CHIEF EXECUTIVE OFFICER AND DIRECTOR

     Riverhead, New York, October 13, 1999 -- Suffolk Bancorp (NASDAQ - SUBK) today announced that the Board of Directors has elected Thomas S. Kohlmann President, Chief Executive Officer and Director of Suffolk Bancorp and its banking subsidiary, The Suffolk County National Bank ("SCNB"). He assumes his new position immediately.

     Mr. Kohlmann has served as Executive Vice President and Chief Lending Officer of Suffolk Bancorp's subsidiary, The Suffolk County National Bank ("SCNB") since January 1, 1996 and as an Executive Vice President of Suffolk Bancorp since January 27, 1998.

     Mr. Kohlmann joined SCNB in 1991 as Vice President in charge of loan and credit administration. Before that, he served as President of the Long Island division of Marine Midland Bank. He attended the University of Tampa and the American Bankers Association's Stonier Graduate School of Banking. Mr. Kohlmann is a trustee and past president of the Emma S. Clark Memorial Library, a trustee and Secretary of the Suffolk County Community College Foundation, and a director of the Riverhead Development Corporation. He lives in Setauket, New York.

     Mr. Kohlmann succeeds John F. Hanley, who was a veteran of more than 28 years at SCNB. As previously announced, Mr. Hanley passed away on October 3, 1999.

     Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through The Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. "SCNB" is Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, The Suffolk County National Bank is the second largest independent bank headquartered on Long Island, with 26 offices in Suffolk County, New York.

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